Exhibit 99.1

Press Release
ROBERT C. LAMB, JR. APPOINTED TO INTERACTIVE DATA
BOARD OF DIRECTORS
BEDFORD, Mass – September 6, 2006 – Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related services to financial institutions, active traders and individual investors, today announced that Robert C. Lamb, Jr. has been appointed to the Company’s Board of Directors. Lamb, an independent director, will serve as chairman of the Audit Committee, replacing Allan R. Tessler, 70, who, as previously announced, retired from Interactive Data’s Board of Directors effective upon Lamb’s appointment. Lamb will also serve on the Board’s Independent Committee.
Lamb, 51, is the co-founder, president and chief executive officer of Tercet Capital LLC, which provides innovative and focused financial solutions for individuals, organizations, and institutions based on a time-tested, patent pending investment methodology. Before co-founding Tercet, Lamb served as executive vice president and chief financial officer of FleetBoston Financial, which was the seventh largest financial holding company in the United States prior to being acquired by Bank of America in 2004. His responsibilities included managing FleetBoston Financial’s Corporate Accounting, Business Line Financial Management and Planning, Corporate Tax, and Investor Relations areas.
“We are pleased that an executive of Bob’s caliber has joined our Board,” stated John Makinson, chairman of the Interactive Data Board of Directors. “We believe his financial and accounting expertise, extensive experience in the banking industry, and overall business management acumen will play a valuable role in helping support Interactive Data’s continued expansion worldwide.”
Prior to rejoining Fleet in 2002, Lamb was executive vice president and chief financial officer of BearingPoint, formerly KPMG Consulting, Inc. He played a critical role in directing the financial strategy of the company with its initial multi-billion dollar public offering in February 2001. Lamb originally joined FleetBoston in 1986, when he served as controller of Fleet Services Corporation. From 1993 to 2000, he served as executive vice president and corporate controller at Fleet.
A graduate of the United States Military Academy at West Point, Lamb was a Captain in the U.S. Army where he served in various line and staff positions. Lamb is also a graduate of the Army’s Airborne and Ranger schools. He also holds a Masters in Business Administration from C.W. Post Center of Long Island University.
Forward-looking and Cautionary Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act and laws. These statements include our statement regarding Mr. Lamb’s role in helping support Interactive Data’s continued expansion worldwide. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost- containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xvi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.
About Interactive Data Corporation
Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations, dividend, corporate action and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation. For more information, please visit www.interactivedata.com.
The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com